Exhibit 99.2

Event Name: Q2 2006 Catalina Marketing Corporation Earnings Conference Call

Event Date: 2005-10-27T12:00:00 UTC

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C: Dick Buell;Catalina Marketing Corp.;CEO

C: Rick Frier;Catalina Marketing Corp.;CFO

P: Mark Bacurin;Robert W. Baird;Analyst

C: Jay Parsons;Catalina Marketing Services;EVP

P: Alexia Quadrani;Bear Stearns;Analyst

P: Todd Van Fleet;First Analysis Securities;Analyst

P: Troy Mastin;William Blair & Co.;Analyst

C: Ed Kuehnle;Catalina Marketing Corp.;President

P: Frederick Searby;JPMorgan;Analyst

P: Matt Chessler;Deutsche Bank;Analyst

P: Larry Lee;CIBC World Markets;Analyst

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Presentation

Operator: Welcome to the Catalina Marketing Corporation conference call to review Catalina’s fiscal year 2006 second-quarter results. At this time all lines are in a listen-only mode. Later we will conduct our question-and-answer session and instructions will follow at that time. (OPERATOR INSTRUCTIONS). As a reminder, ladies and gentlemen, this conference is being recorded today, October 27, 2005.

Please refer to the Safe Harbor language included in the earnings documents released Wednesday after market closed. This call will be governed by the language stated thereon. Now I’d like to turn the call over to Mr. Dick Buell, Chief Executive Officer of Catalina Marketing Corporation. Mr. Buell, please go ahead, sir.

Dick Buell: Good morning. Thank you for joining us for a discussion on Catalina Marketing’s second-quarter results. Today I’m joined by Rick Frier our Executive Vice President and Chief Financial Officer; Joanne Freiberger, our Vice President of Finance; Ed Kuehnle, President of Catalina Marketing services; and Jay Parsons, Executive Vice President of Catalina Marketing services.

Rick will begin by reviewing the second-quarter results and then I will discuss our business progress. Rick?

Rick Frier: Thank you, Dick. The earnings results for the second quarter were solid despite some continued revenue challenges in the Catalina Marketing Services or CMS business. Some of the financial highlights for the quarter included — in spite of challenges revenues of 102.8 million for Q2 of fiscal 2006 were up slightly year-over-year. While the 8.3% decline in CMS revenues was primarily a result of lower promotion volume, both CHR and International experienced double-digit revenue growth which offset the decline in revenues at CMS.

From a segment perspective, on one hand CMS manufacture revenues experienced favorable mix for the third consecutive quarter with an increase in historical based programs, yet we saw a decline in volumes. Important factors included a decrease in CMS stores that included over 300 Winn-Dixie stores previously identified as being targeted to close due to their bankruptcy, but closure of specific low promotion volume retail stores. Nonetheless the impact of the store count decrease was not a material part of the revenue decline in the quarter.

Catalina Health Resource, CHR, had an increase in volume of revenue generating messages offset by modest decreases in price per message as a result of product mix. All countries contributed to the international revenue growth of 14% which included almost 600,000 of favorable foreign exchange. Excluding the impact of foreign exchange, Catalina Marketing International revenues grew 10.6%, a great accomplishment.

We recognize that direct cost increased by almost 600,000 to 32.3 million compared to 31.7 million last year. As a percentage of revenue direct costs increased to 31.5% from 31% in the same quarter last year. We acknowledge this increase was due to higher CMS retailer fees because of the rate changes previously shared with you. As you know, we are pleased that our direct costs as a percentage of revenues are basically holding constant reflecting the underlying value of our products. We predicted a less than 250 basis point CMS impact. Catalina has managed this better than expected.

SG&A costs have increased 1.1 million in the second quarter over prior year. As a percentage of revenue SG&A is 28.8%, up from 27.9% last year. This increase represents investments in the business through an increase in additional sales force expense at CMS, sales investment in France, heightened development costs and CHR marketing spending. There were also some non-recurring offsetting items in the quarter that lowered SG&A by about a million including health and other insurance related items.

Depreciation and amortization was 1.9 million less in the second quarter versus a year ago. As mentioned last quarter, we anticipated this decrease in depreciation based on the limited capital spending in the last two years. We want to change this pattern. Catalina believes organic investment opportunities are attractive. Q2 operating income from continuing operations of 32.1 million is 2.7% up compared with last year primarily driven by CHR. Operating margins were up at 31.2% versus 30.5% a year ago. Catalina continues to focus on innovation, manufacturer value proposition improvement, retailer value, proposition enhancement and consumer value.

Looking at taxes, second-quarter consolidated provision for income taxes of 12.1 million decreased to 38% from continuing operations compared to 12.5 million or 40% last year. This year’s rate was lower than last year’s due to the current year utilization of international NOLs not previously recognized.

Moving to cash flow and liquidity: Cash flow generated from operating activity was 17.6 million compared with 40.6 million in Q2 last year. The decrease in operating cash flow is primarily a result of changes in working capital mainly due to the timing of tax payments. Capital expenditures during the quarter were 16.1 million compared to 4 million the prior year; nearly 60% of the spending was related to growth initiatives. This is strategically and financially fundamental.

Cash balance went down from 46 million at June 30, 2005 to 22.7 million at September 30, 2005 due to the designated and executed share repurchases and growth capital investments. During the second-quarter fiscal 2006 the Company accommodated 3 million of U.S. debt that created a modest debt balance at September 30, 2005 of 34.8 million. The Company will continue to borrow to fund growth initiatives and opportunistic share repurchases.

Consistent with cash priorities, the Company repurchased shares totaling 28.3 million in the second quarter. In doing so it completed the execution of the $100 million September 2004 repurchase authorization from our Board and also began to execute against the new $100 million authorization by our Board in August 2005. At September 30, 2005 there was 85.7 million remaining under the current repurchase authorization. During the first half of the fiscal year 2.9 million shares were repurchased for 70.1 million.

The company also declared another $0.30 per share annual dividend during the quarter which was subsequently paid on October 3, 2005. Given this perspective Catalina will continue to maximize shareholder wealth to fund growth initiatives. Simultaneously we are laying the groundwork for our highest cash priority, organic growth. Catalina currently has commitments of nearly 100 million for new printers to fuel our growth initiatives including upgrading grocery stores through the color printer project and expansion of two adjacent channels specifically drug and mass. We expect the growth initiatives will deliver returns that exceed our cost of capital creating increased shareholder value.

Looking forward to the rest of the year — while we don’t give guidance, there are a couple of items we can provide you for modeling purposes. We expect our full year tax rate to be around 38% and we believe that CapEx for fiscal ‘06 should be around 50 million. This amount will be dependent upon the timing of certain initiatives and could possibly go higher. I will now turn the call back over to Dick.

Dick Buell: Thanks, Rick. We are pleased to report that Catalina’s strategic focus to drive our financial success continues to be in line with the long-term growth plan. Examples already representative of this execution are evident in the second quarter where Catalina Health Resource and Catalina Marketing International saw very positive business successes.

In fact, Catalina Health Resource and Catalina Marketing International experienced their single most successful revenue quarters in Catalina’s history. Catalina Marketing Services, however, had another challenging quarter and I will speak to this further in a moment.

As stated in previous calls, the foundation for Catalina’s long-term growth and profitability are in place. As planned, we continue to invest in physical assets, human resources and new products and services that are beginning to generate positive results. We expect these results will become more apparent by the end of our fiscal year.

Now to address each of the three business segments. First, in Catalina Marketing Services — while revenue was strong at 60.6 million, CMS’ performance fell short during the second quarter when compared to prior year. Three primary factors contributed to this decline — reduced consumer spending in key brands; discontinuance of specific client product lines; and stringent control on print overages.

Catalina Marketing Services recently completed a very successful renewal season that included offering clients new, full-color, full graphic prints as part of their contract renewals. Catalina’s new color printer installations will begin in calendar year 2006 and our preliminary response has been very encouraging as evidenced by exceptional contract renewals. By expanding and offering full-color graphic communications to our clients our market opportunities and production applications have the potential to strengthen and broaden both our retailer and manufacturer partnerships.

Catalina Marketing Services continues to position itself for growth in both the retail and manufacturer segments which of course translates into increased prints. Specific actions and executions currently underway include the planned installation of Catalina printers in over 6,000 additional retail locations.

As all of you know, Catalina has traditionally been in the grocery retail channel. However, with the expansion of Catalina Marketing Network into these 6,000+ non grocery retail outlets, or what we call adjacent channels, we will now have new access to front of store and drug retail as well as expanded access and mass-market retail as we install in these channels.

The 6,000 stores include 5,000 Walgreens stores that I previously mentioned plus 1,000 Kmart stores. In fact, you may have seen the press release about Kmart’s expansion that was released yesterday. Also, just this week we signed a convenience store contract further supporting our strategy to expand in the convenience store market and channel. All of these are strategic milestones and are turning points for Catalina and our future.

Also in Catalina Marketing Services we continue to build on the sustained success of Catalina Category Marketing or CCM. Having gone from 66 CCM programs in its inaugural year, fiscal year ‘05, to 88 signed contracts during the first six months of this fiscal year, we believe the current CCM pipeline reflects the potential of the program’s ongoing success and substantial growth. Catalina continues to view CCM as a win, win, win solution because it not only benefits our manufacturer clients but also our retail partners as well as the consumers.

In Catalina Health Resource second-quarter sales are up 19% over prior year due to increasing penetration in the pharmaceutical and over-the-counter drug categories. In addition, Catalina Health Resource continued expansion of their network with three new retail pharmacy partners. Pharmaceutical direct-to-consumer advertising spenders are searching for more efficient targeted and relevant ways to reach and educate consumers in a changing marketplace. And CHR is starting to see increased industry interest in our targeted direct-to-patient communication versus the industry’s traditional mass advertising.

We are well positioned in the healthcare industry and with our branded communication tool, PatientLink, in place to serve this growing interest and market. In addition, Catalina Health Resource recently expanded external marketing and advertising efforts that are now showing excellent results. As Health Resource continues to grow it will be important for the business to remain on the leading-edge of regulatory developments. To help address these important issues Tommy Thompson, former U.S. Secretary of Health and Human Services, has agreed to chair a new health advisory board formed at Catalina Health Resource.

Catalina’s international business had second-quarter results that were very positive in all global operating areas. Italy led the way, up 47% in revenues followed by Germany where revenues surpassed last year by 38%. * International also saw strong performances in the UK and renewed growth in France. As I mentioned in the last call, we completed the installation and startup with Carrefour, the world’s second-largest retailer as well as France’s largest hypermarket. This retailer showed very encouraging results in the second month of this quarter.

In Benelux the Catalina network is now running in three new do-it-yourself chains and serves as proof of Catalina’s aggressive pursuit of both food and non-food retailers throughout the world. Catalina continues to move forward with its plans to build new client and customer bases in countries like Belgium and Holland as well as exploration in new European and Pacific markets. I will now open the call to questions.

*	The portion of the transcript underlined above has been edited to correct certain information communicated during the conference call.

Question and Answer Session

Operator: (OPERATOR INSTRUCTIONS). Mark Bacurin, Robert W. Baird.

Mark Bacurin: A couple questions. Rick, I think in your prepared remarks you said that the store deinstallations didn’t have a material impact on revenue. And I guess given that we’ve anniversaried or largely anniversaried the large client decline and the loyalty card business sale, just looking for a little bit more color on specifics of what drove the down year-over-year — 8% I know you said reduced volumes, but just need a little more help there.

Rick Frier: I’ll comment on the stores and then Jay can comment more on the volume and CMS revenues. As far as — again, the stores, you’re correct in what you’ve heard. We did not experience a material revenue impact with the stores that closed. So you’re also correct that there is not loyalty card in there and there’s no major pullback in the second quarter, so those are not in the numbers any more. Jay, maybe you want to give some color on CMS.

Jay Parsons: There’s a few points on it that I can add some clarity to. There was a general difficulty in us achieving overages. As you know, we book minimum contracts to secure exclusivity during periods and that our salesforce continuously works with brand teams to try to get extra spending. And we target anywhere from 10 to 20% on minimum contracts to go after to try to get increases against those minimums on programming.

We’re seeing a general conservatism today in the marketplace in spending on those overages. And I don’t want to speculate too much, but I do think some of our manufacturer partners are having some unexpected increase in cost as outlined by some of their earnings calls that I’ve been listening to. And it is translating I think to a general softness in the willingness to spend at the overage level.

The other area that contributed was we had two major partners of ours — brands, not companies — that have either pulled the brand out of the marketplace which we spoke about last time that still affected us this quarter or have indicated to us that they have stopped consumer spending on a specific brand. And that really is the areas that we saw the major impact on our shortfall this quarter.

Mark Bacurin: Jay, maybe you could expand on that. Do you think this is largely a function of just sort of the spike in oil prices and general softness at the retail level overall? Or is there something else going on just in terms of advertisers? I guess because you don’t feel like this is an overall pullback from Catalina and the network, it’s more a function of the macro environment?

Jay Parsons: That’s exactly right. My sense is that they’ve got some increased costs that they’re not able to pass along as quickly or recognize that pass-along as quickly as they need to. So there is a general need to conserve some short-term spending. I don’t see it as a long-term issue because they will deal with it if they have to with price or they’ll deal with it with a way to pull some efficiencies out, and we should see a return to normal when we perhaps see a return to normal in their cost ratios.

Mark Bacurin: Maybe, Jay, I’ll stick with you for a second. You indicated — I think Dick indicated that you had a very successful renewal season thus far, and it sounds like maybe you were able to achieve some incremental value or revenue from your color plans. Could you just comment on maybe how the renewal process is going? And I would imagine given some of the softness that is going on, the fear that budgets might get contracted for next year, but it sounds like you guys are actually seeing positive trends.

Jay Parsons: Yes, what was very exciting about this renewal period for those people that have followed the business for a number of years, it was real exciting to be able to talk about 6000 new stores coming online, because it has been a long time since we have invested in the U.S. business on new store growth. And that was very well-received by our customers. Also, as you can imagine, the improvement in our communication to the consumer is viewed as a step change for Catalina. And as a result of those two major investments that we are making, we had by all historical standards that I have looked at in both my experience here and the data that I have is that we have had the best renewal season. And again, we don’t give specific percentages, but I normally comment that we are within norms, high end or low end of the norms. This was above norms.

Mark Bacurin: Is that a function of — I guess color printer is the question. How much of a premium are you getting — for color on both existing promotions as well as maybe some new incremental spend on just general brand advertising? And do you think that’s the biggest contributor?

Dick Buell: I think what Jay is saying is new channel growth and moving to adjacent channels is a major strategic impact to our sponsors. And secondly, color printer, simply put, is a very good return on investment for our customers, the retailers and ourselves.

Mark Bacurin: Okay, fair enough. And then just one last one for Rick. You mentioned that there were some cost offsets in the quarter, particularly healthcare. Can you just quantify how large that was and if there was anything other than healthcare? Because I was actually I guess surprised at the good cost control given your multiple growth initiatives that are ongoing?

Rick Frier: Let me clarify the one timers for you. It’s related mainly to our claims lag and how that’s improved. So on medical claims that has improved. We had an actuary study come in and showed that it went from two months to less than a month and a half. So in that case what that does for us is that we had to relieve the accrual of roughly a little bit more than $0.5 million. We also had two other items, if you will, one being a worker’s comp refund and lastly we had a refund of some monies from an insurance company. Those two combined are roughly $400,000, so you get $1 million of positive hit — of reversal in the P&L.

Mark Bacurin: Which actually that’s not — I’m glad to hear that because it’s not as big as I would have assumed given the tight cost control. So given your growth initiatives I’m actually amazed at how well you’ve been able to control costs. Are there specific cost reduction strategies that are ongoing that have helped offset some of the incremental spend, particularly with regard to your R&D efforts and no questions on the startup costs related to Walgreens?

Rick Frier: Absolutely. We are going to be spending in the P&L and investing in the growth initiatives. So you’ll see dollars hitting there for new business development. You’ll see IT type development costs hitting in that line item. So it will move and it’ll move up a bit. However, you’re absolutely right; we take costs very seriously here. We had an outside study done to even further us along in that regard to where we have a cost improvement program that’s underway. It’s in its early stages, but we’re clearly focused on that. So we’re pleased to date with the culture on costs here and we’ll continue to look at that and perform on that.

Mark Bacurin: Thank you.

Operator: Alexia Quadrani, Bear Stearns.

Alexia Quadrani: I’ve got a few questions. First, let us know if you have any visibility and what sort of store closures we can expect going forward particularly in this coming quarter? And back on the retailers also, when do we circle against most of the contract negotiations with retailers? And are there any major contracts with retailers coming up? And lastly, could you just tell us what percentage of your revenues come from Albertson’s?

Dick Buell: First of all, store closures — as you can imagine, as we’re getting ready to add 6,000 stores on a base of 17,000 conversationally, we’re making sure now that we have got the most profitable, highest transaction stores available. And we’re going to make our investment where we can impact the consumer in the best manner for our manufacturer sponsors as well as those retailers that really value the Catalina system.

I don’t actually see any material change or significant change on the downside whatsoever looking ahead. Now we never know that, as you can recognize. We’re always trying to do the best we can, but I don’t forecast optimizing that in a negative impactful way. The real issue is make sure that we’ve got the right retailers in our base and that as we add and invest in the new 6,000+ stores that we’re presenting the best possible network to our manufactures in reaching the consumer where the transactions really can help drive their business and improve the retailer’s performance as well.

On contract, as you know our typical contract term is three years. We often have a three with a five-year option. And so the normal average has been that we’ve got 33% of our stores up each year. We shared over the last year that last year was an exceptional year in terms of the overall number of stores and it was well above the 33% that you would expect to be renewed each year and I think we shared with you that that was a very, very successful year renewal.

Current contract negotiations, we don’t give specific account by account and we don’t talk about the revenue of the retailer or the amount of volume going through a retailer, but we continue to be very encouraged and we see great retailer support in every negotiation that we’re in. And as you can imagine, it’s a high priority for our Company. We work very closely with the retail management teams and contract negotiations with every retailer continue to progress in a very positive manner.

Alexia Quadrani: I understand you don’t want to get specific about certain retailers, but is there a ballpark you can give us or a range for Albertson’s given that it’s potentially up for sale?

Dick Buell: I think the first part of your statement was accurate. For reasons both for the respect of the retailer as well as our business we do not comment on any specific retailer contracts.

Alexia Quadrani: If I could just ask one more question then. You mentioned in your opening comments about obviously returning value to shareholders, but you’re also investing in the business. Could you just comment on your priority going forward given your increased investment in the color printers and your CapEx going up, how you would lay out the priorities in terms of uses?

Dick Buell: I think that’s a very good question. I think it represents — our answer should represent where we’re going in the future. Today — think about it, 20 months ago we had seven businesses, today we have three. And we believe these are three very important core businesses each one of them — the Catalina Marketing Services here in the U.S., Catalina Health Resource in the U.S., and our international business.

Number one, clearly with what we have as a management team today and the ideas that are in front of us, our number one priority for cash is to invest in organic growth and we’re excited about that. We think there’s network expansion opportunities in food and non-food channels around the world. And we think that new technology in the form of color printers — and I’ve got to tell you, as we look beyond that there’s other ways of us communicating and helping manufactures and retailers target direct-to-patients and direct-to-consumer behavior in a contemporary way that’s going to involve new technology.

So organic growth is our number one priority for our cash to be invested. Number two, share repurchase has served our Company and our shareholders well. Number three, we believe that a dividend is a way of communicating our confidence in the future and the cash generating capability of this business model. And number four, acquisitions.

Operator: Todd Van Fleet, First Analysis.

Todd Van Fleet: Nice quarter. A couple quick questions for you. On the revenue side, I was wondering if the visibility that you’re having on CHR and international, again with respect to revenue, is improving or if you could talk about your visibility for those two business segments. And then I guess with respect to CCM, Dick, you were talking a little bit about that, but you didn’t really give any specific metrics this quarter as in prior quarters. I know last quarter you talked about 63 contracts being signed at that stage and 9 million of revenue recognized. I was wondering if you could give us any updates along those lines. Thanks.

Dick Buell: Thanks, Todd. Jay will put some substance behind the CCM question I think I shared earlier. And then we have remarkable support by the retailer and the manufacturers that our current performance in six months is substantially outpacing what we did all of last year — but Jay will come back to that in a minute.

CHR — we are really, really pleased that the response of the manufacturers — the pharmaceutical manufacturers are acknowledging that communicating direct to patients is a unique and superior attribute of the Catalina Health Resource system. And obviously a lot of going on in the pharmaceutical or the healthcare industry in how they talk to consumers. And they use the terminology “direct to consumers”, but what that really means is mass advertising.

And as some of the issues and challenges in the industry have come about in direct-to-consumer communications, I really do believe we’re starting to see a trend of value and attention to the Catalina Health Resource system which is really direct to patient — not mass advertising, not mass communication. And we are seeing favorable support and we’re going to work hard to deliver the effectiveness and the returns of that direct-to-patient communication that’s provided by Catalina Health Resource that I think will be a great platform for the future to sustain the outstanding growth that we’re seeing today.

You can see one quarter here, but I’ve got to tell you, we’re just fundamentally pleased with the pharmaceutical company support, the additional drugs that we’re adding — drug contracts that we’re adding as well as over-the-counter and government contracts that are coming about in this growing and successful part of Catalina.

In the case of Catalina Marketing International, it’s equally true. The story changes a little bit. But as you know, Germany in the last two or three years has changed regulations to accommodate promotion and communication to consumers. The Japanese business continues to really — has not only turned around, but continues to sustain a great platform for growth. And global customers are becoming part of the Catalina Marketing International client base that weren’t there five years ago but today are there. And they recognize again that direct communication, education and information that’s being provided to the consumers in the stores around the world in support of branded products that have unique attributes that we can help them develop and build equity is going strong.

And as I’ve said, every single operating unit internationally has had great success in this second quarter in terms of sales. And we’re real optimistic about the continued growth in the seven countries that we’re in today. And as I shared, we’re looking as we speak here today at additional growth opportunities on the continent in Europe as well as in the Pacific region and beyond. So we’re really encouraged. Our business concept is working internationally and the economic model is delivering the results that are attractive.

Jay Parsons: On a CCM standpoint we continued to be encouraged with both the effect that this product is having for manufacturers and retailers as well as the emerging flexibility of it. We continue to get both national programming and account-specific programming behind us. And we’re seeing an increased participation in retailer advertising behind these events. And we’re really seeing a very interesting evolution of it to be a great tool for group events for our manufacturer customers at retailer specific activity.

So we’re very encouraged by all of the qualitative aspects of CCM. Through the second quarter we are up about 80% versus last year on a comparable period in terms of revenue on CCM. And we have, as Dick mentioned, signed 88 contracts this year versus 66 for last year. So again, we’re very encouraged by the results and the continued progress of this initiative.

Todd Van Fleet: Okay. That’s 88 contracts for CCM currently, and that would be — that would be relative to 63 last quarter?

Jay Parsons: For all of last year it was 63. And this year to date we’ve already signed 88.

Todd Van Fleet: Thanks.

Operator: Troy Mastin, William Blair & Co.

Troy Mastin: I wanted to dig a little bit more into your statement about renewals and how the color printer impacted this. Because I understand that the color rollout will be probably a multiyear process and it sounds like it won’t begin until next year. So help us understand given the relatively short-term nature of your contract — I think usually in the one year time frame or so — how color specifically impacts this given I’m assuming most of your network will not be color next year and maybe this extended the length of the contract or something to that extent. And if there’s any way to quantify renewals for us that might be helpful. And if contracts have gotten longer, does this change perhaps how you calculate renewals or anything along those lines?

Jay Parsons: We’ve calculated renewals the same as we’ve always calculated renewals. Not necessarily looking for longer term contracts — although in several of our major customers we do have multi-year agreements. The color impact — what was important, we sell well in advance of any change in our network, either distribution or quality. So we had to sell the color pricing in during this renewal period and we had to also provide estimates of what percentage of communications would be going out through the graphic color format versus the thermal black and white format.

So all of that has been conducted and will continue to be connected as we move towards rollout. Again to talk about — we are very effective at communicating the value proposition behind this new launch. Our manufacturer partners understand it and, more importantly, I think they’ve been asking for us to do something along these lines for a number of years and are very excited about the prospect of being able to communicate to individualized consumers with specific messages that allow them to really build brand equity and imagery with the customer through our system which is and absolute new opportunity for them.

Ed Kuehnle: This is Ed Kuehnle. Just to build on what Jay said, the two key — two of the key planks for CMS’ growth strategy is product differentiation and improvement in innovation along with channel expansion and we were out with literally hundreds of customers over the past 12 months talking to them. And what Jay said about the renewals was very exciting because I think the color printing is resonating with them as well as the fact that we are broadening into other channels to expand their business. So that combination has just really been an extremely positive — we’ve had positive response from that.

Troy Mastin: Is it fair then to say that these renewals give you pretty good visibility into calendar ‘06 and that’s the reason behind your statements? I think in the press release that fourth-quarter improvement performance is something that you aspect. Is that an accurate statement?

Dick Buell: Troy, that is an accurate statement.

Troy Mastin: Okay, thanks. And then if I could move on to another line of questioning relating to the Kmart agreement. Can you give us a little more detail here? I’m assuming this is a pretty standard deal where you’ll bear the cost of installation. And if there’s any protection you’ve got in place or any need for protection with this retailer given the ongoing challenges that they’ve been facing? And maybe address the salesforce structure as you go into these new channels in mass and drug and now it sounds like you’re considering convenience stores. So are you building out salesforces for these individual channels or are they expanded sales opportunities for existing people? Thanks.

Jay Parsons: Structure is — although we don’t comment on individuals, it is in line with how we approach the marketplace with retailer installations. We feel that we’ve put in place the appropriate protections organizationally, giving Kmart flexibility to operate and merge with the Sears entity. So we feel comfortable with the arrangements we’ve made along those lines.

There is, as Ed has spoken about and Dick has spoken about, clear opportunity for us now to structure specific people to focus on non-food categories where we’ve never really had that opportunity before. We are building out specific sales initiatives behind those opportunities where we see that both from a perspective of marketing new products that are now in our distribution channel and also communicating through our existing infrastructure, the grocery stores, with more advertising messages on non-food types of items.

Ed Kuehnle: The sales structure will continue to evolve and take advantage of these opportunities because it is an area that will put us into brand-new clients, brand-new categories and also expand existing categories that have not had as much of an impact through the traditional channel as we get into health-oriented categories and beauty-oriented categories and general merchandise. And we are — Jay and the team, we’re all working on making sure that we set ourselves up properly to take full advantage of that growth.

Dick Buell: We clearly are adding resources and new elements in the structure of our salesforce to ensure we optimize this opportunity.

Troy Mastin: Can you give us insight on the timing and magnitude of that ramp up for these channels relative to when they actually are at critical mass, if that’s the right way to put it? So, how much is the leadtime and order of magnitude relative to maybe your existing salesforce?

Jay Parsons: We’ll see some impact obviously in the fourth quarter as we ramp store count. And then into next year we’re expecting to have significant store count and be able to leverage that.

Ed Kuehnle: We’re essentially keeping pace properly with the installations. We’re not getting too far ahead ourselves because we do have a good sales infrastructure to take advantage of it in the short-term. But as we’ve actually also enjoyed the enthusiasm of these two new partners, they’re facilitating a lot of the connections and the connectivity with some of the new manufacturer clients, but we will continue to buildout as the stores grow.

Operator: Fredrick Searby, JPMorgan.

Frederick Searby: A number of questions. First, on pricing, could you give us some general or generic take a how in the renewal season pricing has been trending and what we should expect there? I wondered if you could also help us with some of the metrics on Kmart. You’ve been very generous in the past with understanding how the front end of Walgreens works compared to a supermarket. How do you see Kmart in that sense?

And you said additional, the verbiage in the press release, Dick or Joanne or whoever wrote that. And I was wondering whether that was because of the pilot program. If you could give us some sense of what the metrics were like for the pilot program? Is this all their 1,000 stores? And is there a sense that Kmart’s going to introduce you to some of the companies, potentially manufacturers that you don’t work with?

I have a bunch of other questions. Finally, just on Germany and some of the potential there, if you could give us a timeline for profitability in your three or four major international markets and where you are profitable and where you see yourself being — what point or juncture you see yourself being profitable?

Jay Parsons: I’ll handle Kmart, Fred. This is Jay Parsons. We’ve been installed with a number of Kmart stores for a number of years — about 55 stores, so we have a pretty good understanding of how that will work with our system. We are encouraged — both our new installation partners have been terrific in highlighting their key supplier list to us so that we have a clearly defined opportunity set to go after in those categories that we’re currently not participating. And both of them have been wonderful partners in the area of aiding and assisting as they see this as a real loyalty benefit for both of their chains. So we feel like we have a pretty good sense of the opportunity to go after that.

Dick Buell: Fred, in short we have been in — kind of quietly we’ve been in the Kmart system for a few years and because they’ve been sorting out strategically what they’re trying to do in positioning and marketing, we elected — both parties — that it wasn’t appropriate to expand. Now that they have approximately 1,500 stores out there and they know what they’re doing with 1,000 of them we’re real partners in marketing and working to help drive their business. And as they sort out what they’ll do with the other 500, we’re in concert with their thinking and their development and we’ll see where that goes.

Frederick Searby: How does a Kmart store compare to a grocery store, a large — one of Kroger’s or a Safeway or any large grocery store in terms of what you expect the revenue potential to be just to cut to the chase?

Dick Buell: We don’t actually comment, Fred, on the drug numbers versus the traditional grocery versus mass. I can tell you we have looked at every one of these from return on investment, from proven test results. It is a good return on investment and it will add shareholder wealth. And we’re operating with knowledge about strike rate and redemptions that are obviously beneficial to the manufacturer, the retailer and Catalina.

I’d like to go to the second part of your question which was Catalina Marketing International and what is profitable. Our business model, as you know, internationally is a little bit different. I can share with you that literally in the first year of entering Belgium and Holland we will be profitable. The retail centric model works very well for all the parties. It creates very good value proposition to the consumer, the manufacturer and the retailer. And even though we didn’t have a full 12 months in Belgium and Holland, they’re positive as we speak today in that time frame.

Italy is still in the development stage where we are striving to reach a positive EBIT and we obviously look at EBIT and EBITDA and I think we’re on the eve of that country becoming profitable. In Germany, as you know, we’re in the infancy in Germany, but the progress, the manufacturer sponsors and the retail — premier retail endorsements are going well ahead of our expectations. And we will not be duplicating the historic five to eight years of becoming cash positive or EBIT positive in Germany or Italy, they’re progressing well.

Every other unit is already positive. France has seen renewed growth in the manufacturer support, solid retailer activity that’s creating once again rejuvenated growth in our sales and profit in France. UK loyalty programs that are in place have exceeded our expectations and continue on track. And we could not be more pleased with the organization, the team and the business results in Japan. They’re exceptional right now.

So we’re excited about the foundation we have internationally and, I’ve got to tell you, we’re willing to put more money and more resources in the future behind our international expansion and hopefully that will be unfolding over the next one to three years as we look at new opportunities literally around the world.

Frederick Searby: You neglected to talk about price and the renewal season on the core product, the base business. I wonder if you could be kind enough just to talk about CPM’s and how that went.

Jay Parsons: Fred, I don’t think that we typically talk pricing. So I’m going to stay with the policy as directed on that.

Operator: Paul Ginocchio, Deutsche Bank.

Matt Chessler: It’s Matt Chessler (ph) for Paul. A quick question, what was your basic share count at the end of the quarter?

Rick Frier: The diluted — the basic share count was 48.7 million diluted, 48.9 rounding up to 49 million.

Matt Chessler: And the follow-up question would be back to the CMS business, you mentioned that there was reduced consumer spending in certain of your categories. Can you go into that a little bit further and perhaps talk about did the breadth of the spending pullback from consumers, if it was concentrated and perhaps even highlight a couple of them for us? Thanks.

Jay Parsons: Again, we don’t speak to specific customers. Those specific comments — as it was reduced to feedback on a reduction of consumer spending was pretty narrow. But the general sense of conservatism is pretty broad across the marketplace. So there was a specific instance where Brand informed us that they moved away from consumer spending in total which occasionally happens. People develop different strategies and move towards more trade execution and that is an example that occurred to us. But this broad sense of not being able to attain overages is built around this concept of conservatism that we see broadly through this quarter.

Matt Chessler: Thank you.

Operator: Larry Lee, CIBC World Markets.

Larry Lee: Good morning, everyone. Rick, could you talk about what you see as a long-term general margin profile for some of the businesses? Specifically for CHR and International. It looked like those two businesses have seen pretty significant margin improvements over the last couple of quarters, but it has jumped around a little bit from quarter-to-quarter. We’re just trying to get a sense of what, again, you see as the long-term margin profile for these segments.

Rick Frier: I appreciate your question. We’re just not specific on that; we just don’t disclose that or give guidance on it. So I can’t comment giving guidance on the future, so if that’s what you’re asking, sorry about that. If you’re talking EBIT margins, those obviously are being influenced by depreciation a bit there. As we continue to invest in the business that depreciation number will grow and put some pressure on it.

Larry Lee: Okay. And I guess on the timing of the color printer rollout, can you just remind me when that starts? And is any of that 100 million that you’ve budgeted for that included in the CapEx projections for this year?

Rick Frier: Let me help you on the CapEx side here. Let me mention again, we see it about 50 million for this year, it could go higher depending on the timing of the third initiative, one. Two, we did press release that a minimum 88 million for the printers — color printers that we’re purchasing and other costs there. They’re about your $100 million, an appropriate number. It’s just the timing of that number and we’re not giving specific guidance yet on CapEx numbers for fiscal ‘07. I don’t know if we’ve commented specifically on timing of color printer projects.

Dick Buell: Larry, the color printer installations will start midyear in calendar year ‘06 and they will go throughout calendar year ‘07.

Larry Lee: Okay. Thank you.

Operator: Mark Bacurin, Robert W. Baird.

Mark Bacurin: I just had a follow-up. I know you guys don’t want to give guidance, but given that the big jump in earnings from Q1 to Q2 you’re now at $0.40 and historically there has been a continuous earnings build throughout the year. And without giving specific guidance I’m just curious, will the incremental ramp in costs through the back half of the year, limit sort of the normal historical build that we’ve seen from you guys in terms of earnings from Q1 to Q4, or do you think you continue to post sequential gains over and above where we stand here at Q2?

Dick Buell: It’s actually a good question and we’re trying to — while we don’t give financial guidance, we’re trying to also continue to improve our communication with the outside investment community so that you can understand what’s going on. Let me be very explicit here and you come back in and draw your own conclusions.

We have said that this is not a typical year. We have said that we’re managing the business for three years. We’re trying to make decisions and investments that will get us mid single-digit sales growth and long-term double-digit — lower end double-digit profit growth and we want to set those goals, make investments for the long-term. Nonetheless we’re in a transition period. I mean, I’m still a relatively new guy here and we’re making changes, we’re strategically centering our focus on the three businesses and we’re rationalizing customers, we’re rationalizing retailers. We’re investing in new technology because we believe this business concept is a great concept. We just need to renew it and re-energize it and that’s what we’re doing.

And we’re still in a transition period. Which means we stand here today and tell you the success in CHR and Catalina Marketing International and yet we’re going from one point to another point in Catalina Marketing Services, but we’re encouraged about the foundation and the steps we’re taking. We’re trying to talk about results; we’re not trying to talk about what we’re going to do. We want to share with you accomplishments. We want to share where we’re going, but we also want to share things that we’re accomplishing with new channels, with new customers, with new technology and really talking about Catalina Marketing, not Catalina coupon as a communication vehicle that will help build brands and develop the retailer’s business.

All of that said in a general comment, we believe you will see top-line and bottom-line impacts by the end of this fiscal year. Which means, we believe the fourth quarter well in fact start to reflect the things we’ve been doing over the last couple years, the last 20 months. And we’re in transition. The quarter that we’re reporting on today is an example of transition as we rationalize customers, as we rationalize retailers, as we invest on the income statement and the balance sheet. And that said, I believe that the fourth quarter is the point at which you’ll start to see the results of these investments and this new strategy.

And as we go on into our fiscal ‘07 we are really encouraged as Jay and Ed have talked about renewal in the core domestic business, the excitement around color, the enthusiasm about Catalina once again adding new retailers which hasn’t happened for the last several years and they’re in adjacent channels that are growing. Drug is growing, mass is growing. And then you think about the sustained platform of growth that we have in international and health resources and — I don’t want to overstate it, but I’m optimistic and yet we’re still going through transition. And two quarters and three quarters from now I want to be talking to you about the positive results that we’re creating, not just the plans. So I hope that’s helpful, Mark.

Mark Bacurin: Yes, that is. Thank you.

Operator: Todd Van Fleet, First Analysis.

Todd Van Fleet: What’s the latest thinking on the possibility of a recap? I think you had said toward the end of this year you were really going to make a decision on something along those lines anyway.

Rick Frier: Yes, you’re right. We did talk about that last time and Dick went through our cash priorities on how we’re investing in the business, continuing our share repurchase programs, doing dividends also. So if you’ll step back for a second, we have approved now another $100 million of share repurchase authorization from the Board so we’ll execute on that where opportunities make sense for us to do so. So that will continue on the share repurchase.

The dividend we already executed roughly $15 (ph) million here in October. We did talk to an outside investment bank and we shared our views, our cash flows and our strategic plan. What we have come to the conclusion is that we are not going to do a leveraged recap. We are going to continue to invest in the business. We will borrow, we’ll be leaning on our debt facility to do so so we’ll lower our cost of capital that way. But we are not going to do a onetime leveraged transaction.

Operator: Mr. Buell, we have concluded the allotted time for this conference call. I’d like to turn the conference back over to you, sir.

Dick Buell: I want to thank all the participants and listeners today and share with you a little bit of a closing that I think we’ve had the opportunity to share as we continue to develop new direction for the Company and we’re still working to invest in the future. And as we move through this transition the management team continues to be very optimistic about the progress. We have a lot of execution in front of us and we’ll have a lot of hard work, but we have a great organization that’s really making progress.

And I’d simply say in closing that we continue to make this progress strategically and build a platform for overall financial performance that will be strong. The management decisions, the decisions by our Board and the support that we have for long-term growth really is in great support of the actions that we’re currently executing. We believe these results, as I said earlier, will become evident in all three business segments by the end of this fiscal year.

It’s clear that these actions are required to re-establish stronger growth in our core domestic business, Catalina Marketing Services, and we’ve addressed specific issues that we believe were making transition and are reflected in this quarter. And I and every one of our management team members has confidence that CMS is well positioned for the future.

We’re excited that with an invigorated CMS and the sustained and superior performance we’re currently enjoying in Health Resource and International that we will continue to add to the energy and excitement across our organization and the corresponding results. I want to thank all of you for your time today. Rick Frier and Joanne Freiberger will be available throughout today to answer any questions that you might have. And I look forward to speaking to you again in the future. Thank you.

Operator: This concludes today’s teleconference. Thank you all for your participation and you may disconnect your lines at this time.